Exhibit (d)(1)

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
STMICROELECTRONICS N.V.,
SOPHIA ACQUISITION CORP.
and
GENESIS MICROCHIP INC.
Dated as of December 10, 2007

i

ii

		Page
ARTICLE VIII
CONDITIONS TO THE MERGER

SECTION 8.01.	Conditions to the Merger	48

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.	Termination	48
SECTION 9.02.	Effect of Termination	50
SECTION 9.03.	Fees and Expenses	50
SECTION 9.04.	Amendment	52
SECTION 9.05.	Waiver	52

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01.	Notices	52
SECTION 10.02.	Severability	53
SECTION 10.03.	Entire Agreement; Assignment	54
SECTION 10.04.	Parties in Interest	54
SECTION 10.05.	Specific Performance	54
SECTION 10.06.	No Survival of Representations and Warranties	54
SECTION 10.07.	Governing Law	54
SECTION 10.08.	Headings	55
SECTION 10.09.	Counterparts	55
SECTION 10.10.	Waiver of Jury Trial	55

ANNEX A	Conditions to the Offer
ANNEX B	Employment Agreement

iii

          AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2007 (this “Agreement”), among STMICROELECTRONICS N.V., a limited liability company organized under the Laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), SOPHIA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and GENESIS MICROCHIP INC., a Delaware corporation (the “Company”).
          WHEREAS, the Managing Board of Parent with the approval of Parent’s Supervisory Board and the Boards of Directors of each of Purchaser and the Company have each determined that it is in the best interests of their respective shareholders and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
          WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the “Offer”) to acquire all the shares of common stock, par value $0.001 per share, of the Company (together with the associated Rights (as defined in Section 4.03(a)) (“Shares”) for $8.65 per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”) upon the terms and subject to the conditions of this Agreement and the Offer;
          WHEREAS, also in furtherance of such acquisition, the Managing Board of Parent and the Boards of Directors of Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;
          WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously approved the making of the Offer and resolved to unanimously recommend that holders of Shares tender their Shares pursuant to the Offer and, if applicable, vote their Shares in favor of the Merger; and
          WHEREAS, concurrently with the execution of this Agreement, with the approval of the Compensation Committee of the Board, Parent has entered into an employment agreement with the Chief Executive Officer of the Company, to be in effect as of the Effective Time (the “Employment Agreement”), a copy of which is attached as Annex B to this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Definitions. (a) For purposes of this Agreement:
     “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

     “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
     “business day” means any day, other than Saturday, Sunday or a United States federal holiday.
     “Company IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, used by the Company or its Subsidiaries in the operation of their business.
     “Company Owned Intellectual Property” means Intellectual Property owned by the Company or a Subsidiary.
     “Company Licensed Intellectual Property” means each item of Intellectual Property licensed to the Company or a Subsidiary pursuant to a License.
     “Company Software” means Software distributed, sold, licensed to third parties or marketed by the Company or any Subsidiary as, or in connection with, a product of the Company.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;
     “Environmental Laws” means any United States federal, state, local or non-United States Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution, protection of the environment, worker safety, natural resources or the exposure of any individual to Hazardous Substances.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Fully Diluted Basis” means after taking into account all outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights (other than, unless exercisable, the Rights) and the issuance of all Shares that the Company is obligated to issue thereunder, excluding, however, any Shares issuable upon the exercise of any Company Stock Option (i) not exercisable on or prior to May 15, 2008 or (ii) with an exercise price greater than $10.50 per Share.

     “Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
     “Intellectual Property” means (i) United States and non-United States patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, mask works and registrations and applications for registration thereof, (iv) Software, (v) confidential and proprietary information, including trade secrets and know-how, and (vi) rights of privacy, publicity and endorsement, and all other rights associated therewith in any jurisdiction.
     “knowledge of the Company” means the actual knowledge of any director or executive officer of the Company and such knowledge that any such individual would obtain after reasonable inquiry of those employees of the Company with primary responsibility for the subject matter with respect to which knowledge is being attributed.
     “Licenses” mean (i) licenses of Intellectual Property by the Company or a Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or a Subsidiary, and (iii) agreements between the Company or a Subsidiary and third parties relating to the development or use of Intellectual Property.
     “Material Adverse Effect” means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes, and effects, is or is reasonably likely to (i) be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes, after the date of this Agreement, in general economic or political conditions or the conditions of the financial markets in the United States or in any other country, (B) general changes, after the date of this Agreement, in the industries in which the Company and its Subsidiaries operate, (C) the public announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (D) changes, after the date of this Agreement, in Law or in GAAP (or the interpretation thereof by any Governmental Authority), (E) acts of terrorism or war, earthquakes, fires or other force majeure events, (F) any failure by the Company to take any action prohibited by this

Agreement or the taking by the Company of any action that Parent has approved in advance or requested in writing, (G) any change, in and of itself, in the Company’s stock price or the trading volume of the Company’s stock or (H) any failure, in and of itself, by the Company to meet any published analyst estimates of the Company’s revenue, earnings or results of operations for any period or any failure, in and of itself, by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or results of operations (it being understood and hereby agreed that with respect to clauses (G) and (H) hereof the facts or occurrences giving rise or contributing to any such change or failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect), or (I) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the Transactions, except in each of clauses (A), (B), (D) and (E) above to the extent that such changes adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other entities operating in the industries or businesses in which the Company and its Subsidiaries operate.
     “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by applicable Law, allow any person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
     “Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation.
     “subsidiary”, when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
     “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2007 Balance Sheet	§ 4.07(c)
Acceptance Time	§ 7.05(c)
Action	§ 4.09
Agreement	Preamble
Appointment Time	§ 7.03(c)
Blue Sky Laws	§ 4.05(b)
Board	Recitals
Certificate of Merger	§ 3.02
Certificates	§ 3.10(b)
Change of Recommendation	§ 7.05(c)
Code	§ 4.10(a)
Company	Preamble
Company Data	§ 7.04(a)
Company Preferred Stock	§ 4.03(a)
Company Stock Award	§ 3.07(a)
Company Stock Option	§ 3.07(a)
Company Stock Plans	§ 3.07(a)
Confidentiality Agreement	§ 7.04(b)
Continuing Directors	§ 7.03(a)
DGCL	Recitals
Disclosure Letter	§ 4.01(b)
Dissenting Shares	§ 3.09(a)
Effective Time	§ 3.02
Eligible Options	§ 3.07(b)
Employment Agreements	Preamble
Environmental Permits	§ 4.16
Exchange Offer	§ 3.07(b)
Exclusivity Agreement	§ 7.05(b)

Defined Term	Location of Definition
ERISA	§ 4.10(a)
ESPP	§ 3.08
ESPP Date	§ 3.08
Exchange Act	§ 2.01(a)
Exchange Offer	§ 3.07(c)
Exchange Ratio	§ 3.07(b)
Extended Termination Date	§ 9.01(b)
Fairness Opinion	§ 4.27
Fee	§ 9.03(a)
Foreign Antitrust Laws	§ 4.05(b)
GAAP	§ 4.07(b)
Governmental Authority	§ 4.05(b)
HSR Act	§ 4.05(b)
Independent Directors	§ 7.03(a)
Initial Expiration Date	§ 2.01(a)
Initial Termination Date	§ 9.01(b)
IRS	§ 4.10(a)
Law	§ 4.05(a)
Lease Documents	§ 4.13(b)
Material Contracts	§ 4.18(a)
Merger	Recitals
Merger Consideration	§ 3.06(a)
Merger Option	§ 2.02(d)
Merger Option Shares	§ 2.02(d)
Minimum Condition	§ 2.01(a)
NASDAQ	§ 4.07(a)
Non-U.S. Benefit Plan	§ 4.10(h)
Notice of Superior Proposal	§ 7.05(c)
Offer	Recitals
Offer Documents	§ 2.01(b)
Offer to Purchase	§ 2.01(b)
Parent	Preamble
Parent Shares	§ 3.07(b)
Parent Stock Award	§ 3.07(c)
Paying Agent	§ 3.10(a)
Permits	§ 4.06
Per Share Amount	Recitals
Plans	§ 4.10(a)
Proxy Statement	§ 4.12
Purchaser	Preamble
Replacement Stock Option	§ 3.07(b)
Representatives	§ 7.05(a)
Rights	§ 4.03(a)
Rights Agreement	§ 4.03(a)
Schedule 14D-9	§ 2.02(b)

Defined Term	Location of Definition
Schedule TO	§ 2.01(b)
SEC	§ 2.01(a)
SEC Reports	§ 4.07(a)
Securities Act	§ 4.07(a)
Shares	Recitals
SOX	§ 4.07(a)
Stockholders’ Meeting	§ 7.01(a)
Subsidiary	§ 4.01(a)
Superior Proposal	§ 7.05(d)
Surviving Corporation	§ 3.03
Transaction Proposal	§ 7.05(d)
Transactions	§ 2.02(a)
ARTICLE II
THE OFFER
          SECTION 2.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and that none of the events set forth in clauses (a) through (i) of Annex A hereto shall have occurred or be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days after the initial public announcement of Purchaser’s intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that at least the number of Shares that shall constitute a majority of the then outstanding Shares on a Fully Diluted Basis shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing no change may be made that (i) amends or waives the Minimum Condition, (ii) decreases the price per Share payable in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) reduces the maximum number of Shares to be purchased in the Offer, (v) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (vi) amends the conditions to the Offer set forth in Annex A so as to broaden the scope of such conditions to the Offer, (vii) extends, except as provided for below, the Offer or (viii) makes any other change to any of the terms and conditions of the Offer that is adverse to the holders of Shares. Notwithstanding the foregoing, Purchaser shall from time to time, (i) extend the Offer, until such time as either (A) all of the conditions to the Offer have been satisfied or waived or (B) this Agreement is terminated pursuant to Section 9.01, for one or more periods of not more than ten (10) business days each beyond the scheduled expiration date, which initially shall be 20 business days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (the “Initial Expiration Date”), if, at the Initial Expiration Date or any subsequent scheduled expiration of the Offer, any of the conditions to Purchaser’s obligation to accept for payment Shares, shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, position or interpretation of the Securities and Exchange Commission (the “SEC”), or the staff thereof or of the NASDAQ, applicable to the Offer. The Per Share Amount shall, subject only to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not withdrawn as promptly as practicable following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares solely in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e—1(c) promulgated under the Exchange Act. Purchaser may, and the Offer Documents (as defined below) shall reserve the right to, extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act of not less than three nor more than 20 business days to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended), and not withdrawn a number of Shares which, together with Shares then owned by Parent and Purchaser, represents at least 90% of the then outstanding Shares on a Fully Diluted Basis. If the payment equal to the Per Share Amount in cash is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Purchaser that such taxes either have been paid or are not applicable. The Company agrees that no Shares held by the Company or any Subsidiary shall be tendered in the Offer.
          (b) As promptly as reasonably practicable on the date of commencement of the Offer, Parent shall cause Purchaser to (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer and (ii) cause the Offer Documents to be disseminated to all holders of Shares in accordance with Rule 14d-4 promulgated under the Exchange Act. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). The Company shall promptly furnish to Parent and Purchaser in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and, subject to providing the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Purchaser, shall respond to any such comments from the SEC regarding the Offer Documents.
          SECTION 2.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that the Board, at a meeting duly called and held on December 10, 2007, has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including each of the Offer and the Merger (collectively, the “Transactions”), are fair to, and in the best interests of, the holders of Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and adopt this Agreement and the Transactions. The Company hereby consents, except to the extent withdrawn or modified in accordance with Section 7.05(c), to the inclusion in the Offer Documents of the recommendation of the Board described in this Section 2.02(a), and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except to the extent permitted by Section 7.05(c). The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer, except to the extent that the tender of Shares would result in liability under Section 16(b) of the Exchange Act or the rules and regulations promulgated thereunder.
          (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing the Fairness Opinion and, except as provided in Section 7.05(c), the recommendation of the Board described in Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable U.S. federal securities Laws. Each of Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent and Purchaser that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and, subject to providing Parent and its counsel with a reasonable opportunity to participate in the response of the Company, shall respond to any such comments from the SEC regarding the Schedule 14D-9.

          (c) (i) The Company shall promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Parent and Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. (ii) Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company all copies and any extracts or summaries of such information then in their possession or control.
          (d) The Company grants to Parent and Purchaser an irrevocable option (the “Merger Option”) to purchase up to that number of newly issued Shares (the “Merger Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, shall constitute one share more than 90% of the Shares then outstanding on a Fully Diluted Basis (after giving effect to the issuance of the Merger Option Shares) for consideration per Merger Option Share equal to the Per Share Amount. Neither Parent, nor Purchaser shall exercise the Merger Option unless following such exercise Parent and Purchaser shall own at least 90% of the outstanding Shares. In the event that Parent or Purchaser exercises the Merger Option and the resulting issuance of the Merger Option Shares by the Company would cause the Company to be in breach of its listing agreement with the Nasdaq Global Market, Parent shall, as soon as practicable following the issuance of the Merger Option Shares, cause the Merger to be consummated in accordance with the terms of this Agreement.
          (e) The Merger Option shall be exercisable only after the purchase of and payment for Shares pursuant to the Offer by Parent or Purchaser as a result of which Parent and Purchaser own beneficially at least 71% of the Shares on a Fully Diluted Basis.
          (f) In the event that Parent or Purchaser wish to exercise the Merger Option, Parent shall give the Company one (1) business day’s prior written notice specifying the number of Shares that are owned by Parent and Purchaser immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying the number of Merger Option Shares. At the closing of the purchase of the Merger Option Shares, Parent or Purchaser shall pay to the Company an amount equal to the product of (i) the number of Shares purchased pursuant to the Merger Option, multiplied by (ii) the Per Share Amount, which amount shall be paid in cash (by wire transfer or cashier’s check) or, at the election of Parent or Purchaser, through a combination of cash and delivery of a promissory note having full recourse to Parent, so long as the cash portion of the consideration for each Merger Option Share is at least $0.001.

ARTICLE III
THE MERGER
          SECTION 3.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 3.02).
          SECTION 3.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any such case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing shall be held at the offices of Shearman & Sterling LLP, 525 Market Street, San Francisco, California 94105, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.
          SECTION 3.03. Effect of the Merger. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          SECTION 3.04. Certificate of Incorporation; By-Laws. (a) At the Effective Time, subject to Section 7.07(a), the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the corporation is Genesis Microchip Inc.”, until thereafter amended as provided by Law and such Certificate of Incorporation.
          (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), at the Effective Time, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.
          SECTION 3.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective

Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
          SECTION 3.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:
     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and cease to exist and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash, without interest (the “Merger Consideration”) payable to the holder of such Share, upon surrender, in the manner provided in Section 3.10, of the certificate that formerly evidenced such Share (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10);
     (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto; and
     (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of the Surviving Corporation.
          SECTION 3.07. Stock Options and Stock Awards. (a) Effective as of the Effective Time, the Company shall take all necessary action to terminate the Company’s 2007 Equity Incentive Plan, 2003 Stock Plan, 2001 Nonstatutory Stock Option Plan, 2000 Nonstatutory Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Non-Employee Stock Option Plan, 1997 Paradise Stock Option Plan and 1997 Sage Stock Plan, each as amended through the date of this Agreement (the “Company Stock Plans”). Neither Parent nor Purchaser nor the Surviving Corporation shall assume any options to purchase Shares (each, a “Company Stock Option”) or restricted stock units (each, a “Company Stock Award”) granted under the Company Stock Option Plans in connection with the Transactions. At the Effective Time, each outstanding Company Stock Option that is unexercised and each outstanding Company Stock Award, whether or not vested or exercisable as of such date, shall be cancelled without any action on the part of the holder thereof. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not vested or exercisable, and that has an exercise price per Share that is less than the Per Share Amount and each holder of a Company Stock Award that is outstanding at the Effective Time, whether or not vested, shall be entitled (subject to the provisions of this Section 3.07) to be paid by the Surviving Corporation, with respect to each Share subject to the Company Stock Option, an amount in cash equal to the excess, if any, of the Per Share Amount over the applicable per share exercise price of such Company Stock Option, and, with respect to each Share subject to the Company Stock Award, an amount in cash equal to the Per Share Amount. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.
          (b) Each holder of one or more Company Stock Options that are outstanding and unexercised at the Effective Time and that were eligible for exchange (“Eligible Options”) in accordance with the terms of the Company’s Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated October 18, 2007 (the “Exchange Offer”) shall be entitled to be paid by the Surviving Corporation an amount in cash equal to the Per Share Amount for each Share subject to or otherwise issuable pursuant to the restricted stock unit award such holder would have received had he or she tendered all of his or her Eligible Options in the Exchange Offer and been granted restricted stock unit awards in exchange therefor pursuant to the terms of the Exchange Offer. The cash amounts payable pursuant to this paragraph shall be paid at the same time or times the corresponding restricted stock unit awards would have otherwise vested pursuant to the Exchange Offer, subject to the same vesting requirements set forth in the Exchange Offer, it being understood that service with Parent, the Surviving Corporation or any of their respective subsidiaries shall constitute the provision of services for the purposes of vesting in the right to receive the cash payments contemplated hereby.
          SECTION 3.08. Employee Stock Purchase Plan. The Company shall take all actions necessary to shorten any pending Offering Period (as such term is defined in the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”)) and establish a New Exercise Date (as contemplated in Section 19(c) of the ESPP) prior to the expiration of the Offer, as of a date selected by Parent (which date shall be the last day of a regular payroll period of the Company) (the “ESPP Date”). After the ESPP Date, all offering and purchase periods pending under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced. In addition, the Company shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent permissible under the ESPP) existing participation levels.
          SECTION 3.09. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and such stockholders shall cease to have any rights with respect thereto. Notwithstanding the foregoing sentence, such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 or who shall be determined by a court of competent jurisdiction to not be entitled to the relief provided by Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in

Section 3.10, of the certificate or certificates that formerly evidenced such Shares (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, offer to make or make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
          SECTION 3.10. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a). Promptly after the Effective Time, Parent or Purchaser shall deposit with the Paying Agent, for payment to the holders of Shares pursuant to the provisions of this Article III, an amount of cash equal to the product obtained by multiplying (i) the Merger Consideration and (ii) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Shares then owned by Parent, Purchaser, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Purchaser or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Article III. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to holders of Shares pursuant to this Article III shall promptly be paid to Parent.
          (b) Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to this Article III for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration payable in respect thereof pursuant to this Article III. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Paying Agent. Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
          (c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.
          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
          SECTION 3.11. Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of Shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, exchange of shares or similar transaction.
          SECTION 3.12. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver in the name and on behalf of the Company or the Purchaser, as the case may be, any documents or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or the Purchaser, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Disclosure Letter shall also be deemed disclosure with respect to any other section of this Article IV if it is readily apparent that the disclosure contained in such section of the Disclosure Letter contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties), the Company hereby represents and warrants to Parent and Purchaser that:
          SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation, limited partnership or other similar type of entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority (corporate or otherwise) and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited partnership or other similar type of entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.
          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock or other type of equity interests of each Subsidiary owned by the Company and each other Subsidiary, and the names of the directors and officers of each Subsidiary, is set forth in Section 4.01(b) of the Disclosure Letter. Except as disclosed in Section 4.01(b) of the Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
          SECTION 4.02. Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-Laws or

equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-Laws or equivalent organizational documents.
          SECTION 4.03. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of December 7, 2007, (i) 38,012,846 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. As of December 10, 2007, (i) 67,000 Shares are held in the treasury of the Company. As of December 8, 2007, (i) no Shares are held by the Subsidiaries and (ii) 6,628,083 Shares are reserved for future issuance pursuant to outstanding Company Stock Options and Company Stock Awards granted pursuant to the Company Stock Plans and the ESPP. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, and except for the Merger Option and the rights (the “Rights”) issued pursuant to the Preferred Stock Rights Agreement, dated as of June 27, 2002 (the “Rights Agreement”), as amended on March 16, 2003, between the Company and Mellon Investor Services, L.L.C., as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other type of equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other type of equity interests in, the Company or any Subsidiary. Section 4.03 of the Disclosure Letter sets forth the following information with respect to each Company Stock Option and Company Stock Award outstanding as of December 8, 2007: (i) the state or country in which the recipient resides; (ii) the particular plan pursuant to which the award was granted; (iii) the number of Shares subject to the award; (iv) the exercise or purchase price of the award, if any; (v) the date on which the award was granted; (vi) the applicable vesting schedule; (vii) the date on which the award expires; and (viii) whether the vesting, exercisability of or right to repurchase of such award will be accelerated in any way by the transactions contemplated by this Agreement.
          (b) The Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which the Company has granted the Company Stock Options and Company Stock Awards that are currently outstanding and the form of all award agreements evidencing such awards. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock or other type of equity interests of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 4.03(b) of the Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Offer or the Merger. All outstanding Shares, all outstanding Company Stock Options and Company Stock Awards and all outstanding shares of capital stock or other type of equity interests of each Subsidiary have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

          (c) Each outstanding share of capital stock or other type of equity interests of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.
          SECTION 4.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. Prior to the execution of this Agreement, the Board has taken all action necessary to exempt under or make not subject to the provisions of Section 203 of the DGCL or any provision of the Certificate of Incorporation and the By-Laws of the Company that would require any corporate approval other than that otherwise required by the DGCL: (i) the execution of this Agreement, (ii) the Offer, (iii) the Merger and (iv) the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Board has unanimously approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to any of the Transactions.
          SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 4.05(b) have been obtained and that all filings and other actions described in Section 4.05(b) have been made or taken, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any material property or material asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clause (iii), for any such breaches, defaults or other occurrences that would not have a Material Adverse Effect.
          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States (including European Union) national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover Laws, (ii) the pre-merger notification requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.
          SECTION 4.06. Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or presently contemplated to be conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the suspension or cancellation of any of the Permits would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for, with respect to clauses (a) and (b) of this sentence, any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect. Neither the Company nor any Subsidiary holds or is required to hold any security clearance issued by a Governmental Authority or is required to be a party to any special security arrangement with a Governmental Authority to conduct any material portion of its business.
          SECTION 4.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since March 31, 2005, including (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 2005, 2006 and 2007, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 2007 and September 30, 2007, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since March 31, 2005 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since March 31, 2005 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “SEC Reports”). At the time they were filed (or, if amended or supplemented, as of the date of such amendment or supplement), the SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, (ii) complied in all material respects with applicable Laws, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including its rules and regulations, “SOX”), and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market (“NASDAQ”).
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K or any successor form under the Exchange Act) and complied as to form in all material respects with the requirements of Regulation S-X of the SEC, and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.
          (c) As of the date hereof, except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2007, including the notes thereto (the “2007 Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since March 31, 2007 and liabilities incurred pursuant to this Agreement, which, individually or the aggregate, would not have a Material Adverse Effect.
          (d) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.
          (e) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since March 31, 2005 and all responses to such comment letters filed by or on behalf of the Company.
          (f) To the Company’s knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since March 31, 2005, except as disclosed in the SEC Reports.

          (g) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has timely made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SEC Reports, and the statements contained in such certifications were complete and correct on the date such certifications were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. The Company maintains disclosure controls and procedures that comply with Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings. Section 4.07(g) of the Disclosure Letter lists, and the Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (h) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.
          (i) Since March 31, 2005, neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company. Since March 31, 2005, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Board or any committee thereof.
          (j) To the knowledge of the Company, no employee of the Company or any Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §
1514A(a).
          (k) All accounts receivable of the Company and its Subsidiaries reflected on the 2007 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the 2007 Balance Sheet, neither the Company nor any of its Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Subsidiaries sell goods, fill orders or record sales.
          (l) All accounts payable of the Company and its Subsidiaries reflected on the 2007 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2007 Balance Sheet, the Company and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.
          SECTION 4.08. Absence of Certain Changes or Events. Since March 31, 2007 and through the date hereof, except as set forth in Section 4.08 of the Disclosure Letter, or as expressly contemplated by this Agreement (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.
          SECTION 4.09. Absence of Litigation. Except as set forth in Section 4.09 of the Disclosure Letter, (i) there is no litigation, suit, claim, action, proceeding or, to the knowledge of the Company, investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority and (ii) neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
          SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any commitment (i) to create, incur liability with respect to or cause to exist any new Plan, or (ii) to modify or terminate any Plan except as required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).
          (b) None of the Plans is subject to Title IV of ERISA. None of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a “change in ownership or control”, within the meaning of such term under Section 280G of the Code. Each Plan that is a nonqualified deferred compensation plan under Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS guidance issued with respect thereto. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.
          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed in all material respects the obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No material Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Plan for which such letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
          (e) Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA and no fact or event exists which could give rise to any such liability.
          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and to the knowledge of the Company no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could give rise to any such challenge or disallowance.
          (g) In addition to the foregoing, with respect to each Plan that is not subject to United States Law (a “Non-U.S. Benefit Plan”):
     (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;
     (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and
     (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan has been operated in full compliance with all applicable non-United States Laws.

          (h) The Compensation Committee of the Board has approved the terms of the Employment Agreement and each Plan pursuant to which consideration is payable to any officer, director or employee as an “employment compensation, severance or other employee benefit arrangement”, within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and taken all other actions reasonably necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act, and the Board has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.
          SECTION 4.11. Labor and Employment Matters. (a) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, other than controversies which would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.
          (b) The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and, in all material respects, have withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company and the Subsidiaries have, in all material respects, paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and, to the knowledge of the Company, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary.  Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or material citation by, any Governmental Authority relating to employees or employment practices.  To the knowledge of the Company, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. To the knowledge of the Company, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.
          (c) To the knowledge of the Company, substantially all current and past employees of the Company and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with the Company, a form of which has previously been made available to Parent. To the knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others, the consequences of which would have a Material Adverse Effect. To the knowledge of the Company, no key employee or substantial group of employees has any plans to terminate employment with the Company or any Subsidiary.
          SECTION 4.12. Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 7.01) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s Representatives in writing for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, the rules of NASDAQ and any other Laws.
          SECTION 4.13. Real Property; Title to Assets. (a) Neither the Company, nor any Subsidiary currently owns or has previously owned any real property.
          (b) Section 4.13(b) of the Disclosure Letter lists each parcel of real property in excess of 10,000 square feet currently leased or subleased by the Company or any Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, and any guaranty given (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. Except as would not have a Material Adverse Effect, all such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the

Company or any Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.
          (c) Except as would not have a Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary other than those that would not have a Material Adverse Effect.
          (d) Except as would not have a Material Adverse Effect, each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, except for such imperfections of title, if any, that do not materially interfere with the use of the subject property.
          SECTION 4.14. Intellectual Property. (a) Section 4.14(a)(1) of the Disclosure Letter sets forth a true and complete list of (i) all registered U.S. and foreign patents and patent applications, (ii) all registered U.S. and foreign trademarks, service marks and trade names in all countries of the world, (iii) all U.S. and foreign copyright registrations and applications for registration of copyrights and (iv) all internet domain names and applications for registration of internet domain names, in each case, that are owned or controlled (in the sense of having the exclusive right to license others) by the Company or any Subsidiary (collectively, the “Company Registered Intellectual Property”). Section 4.14(a)(2) of the Disclosure Letter sets forth a true and complete list of all Company Software.
          (b) Section 4.14(b) of the Disclosure Letter sets forth a list of all Licenses relating to patents, patent applications, inventions, know-how, technology, or the like that are material to the conduct of the business of the Company and the Subsidiaries as currently conducted and a list of all Licenses relating to trademarks, service marks, trade names, copyrights, domain names, Software and other Intellectual Property that are material to the conduct of the business of the Company and the Subsidiaries as currently conducted, in each case, to which the Company or a Subsidiary is a party, other than (i) nondisclosure agreements entered into in the ordinary course of business, (ii) licenses of commercially available, off-the-shelf or shrink-wrap computer software having a value of less than $500,000, and (iii) agreements entered into with the Company’s customers or prospective customers that do not materially differ from Company’s standard form agreements attached to Section 4.14(b) of the Disclosure Letter.
          (c) Except as set forth in Section 4.14(c) of the Disclosure Letter:
     (i) Except as would not have a Material Adverse Effect, the conduct of the business of the Company and the Subsidiaries as currently conducted, the use of the Company Owned Intellectual Property and the Company Licensed Intellectual Property in connection therewith do not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party. Other than claims that are not material to the business of the Company and the Subsidiaries as currently conducted, no claim has been asserted in writing (or, to the knowledge of the Company, otherwise) to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted or as currently contemplated to be conducted conflicts with, infringes upon or may infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party;
     (ii) With respect to each item of Company Owned Intellectual Property, the Company or a Subsidiary is the exclusive owner of the entire unencumbered right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business, subject to the terms of Licenses under which rights to Company Owned Intellectual Property are granted to third parties;
     (iii) With respect to each item of Company Licensed Intellectual Property, the Company or a Subsidiary has the valid right to use such Company Licensed Intellectual Property in the continued operation of its respective business pursuant to the terms of the License governing such Company Licensed Intellectual Property;
     (iv) To the knowledge of the Company, the Company Registered Intellectual Property that is issued or registered is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;
     (v) To the knowledge of the Company and except as would not have a Material Adverse Effect, no person is engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property;
     (vi) To the knowledge of the Company, each License of material Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such License, and is in full force and effect;
     (vii) None of the Company, any Subsidiary or, to the knowledge of the Company, any other party to any License of material Company Licensed Intellectual Property is in material breach thereof or default thereunder; and
     (viii) Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the material rights of the Company or any Subsidiary with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

          (d) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other material confidential Intellectual Property.
          (e) Other than Intellectual Property in the public domain which the Company may freely use, except as would not have a Material Adverse Effect, the Company Owned Intellectual Property and Company Licensed Intellectual Property include all of the Intellectual Property used or held for use in connection with the operation of the business of the Company as currently conducted and there are no other items of Intellectual Property that are necessary for the operation of the business of the Company as currently conducted.
          (f) The Merger, including the assignment by operation of Law or otherwise of any License or Material Contract to the Surviving Corporation, will not result in: (i) Parent or any subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any non-compete or other material restriction on the operation of any business of Parent or any subsidiary of Parent, (ii) Parent or any subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any Intellectual Property of Parent or any subsidiary of Parent (including a covenant not to sue) or (iii), to the knowledge of the Company, the termination or breach of any contract to which Parent or any of its subsidiaries is a party.
          (g) The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries. Except as would not be material to the business of the Company and the Subsidiaries as currently conducted, the Company IT Assets have not materially malfunctioned or failed within the past three (3) years and do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Company IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and except as would not be material to the business of the Company and the Subsidiaries as currently conducted, no person has gained unauthorized access to any Company IT Assets.
          (h) Except as would not have a Material Adverse Effect, no Public Software is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Company Software.
          SECTION 4.15. Taxes. The Company and the Subsidiaries have filed all material United States federal, state, local and non-United States Tax returns and reports required to have been filed by them and have paid and discharged or reserved for in accordance with GAAP in the SEC Reports all material Taxes required to have been paid or discharged, other than such payments as are not yet due or being contested in good faith by appropriate proceedings. All such Tax returns are in all material respects true, accurate and complete.

Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. The accruals and reserves for Taxes reflected in the financial statements contained in the SEC Reports (including the Latest Balance Sheet) have been made in accordance with GAAP. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due or being contested in good faith by appropriate proceedings. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect.
          SECTION 4.16. Environmental Matters. Except as described in Section 4.16 of the Disclosure Letter or as would not have a Material Adverse Effect, (a) none of the Company nor any of the Subsidiaries has violated or is in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) none of the Company or any of the Subsidiaries has received any written notice of a claim that it is actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) each of the Company and each Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) each of the Company and each Subsidiary is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit, including, without limitation, the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act.
          SECTION 4.17. Amendment to Rights Agreement. The Company has amended, and the Board has taken all necessary action to amend, the Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment of Shares by Purchaser pursuant to the Offer, the consummation of the Merger or the consummation of any other Transaction will result in (i) the occurrence of the “flip-in event” described under Section 11 of the Rights Agreement, (ii) the occurrence of the “flip-over event” described in Section 13 of the Rights Agreement, (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares, or becoming exercisable, (iv) Parent or Purchaser being an Acquiring Person (as such term is defined in the Rights Agreement) or (v) the occurrence of the Distribution Date (as such term is defined in the Rights Agreement) and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time.

          SECTION 4.18. Material Contracts. (a) Subsections (i) through (xii) of Section 4.18(a) of the Disclosure Letter lists the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.18(a) of the Disclosure Letter being the “Material Contracts”):
     (i) each “material contract” (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
     (ii) each contract and agreement, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with a value of more than $500,000, in the aggregate, over the term of such contract or agreement;
     (iii) all contracts and agreements evidencing indebtedness for borrowed money;
     (iv) all joint venture, partnership, and business acquisition or divestiture agreements
     (v) all agreements relating to issuances of securities of the Company or any Subsidiary, other than agreements relating to the issuance of awards under the Company Stock Plans;
     (vi) all contracts and agreements that obligate the Company or any Subsidiary to indemnify any third party for amounts that could be material to the Company;
     (vii) all exclusive distribution contracts to which the Company or any Subsidiary is a party;
     (viii) all Licenses (other than (1) nondisclosure agreements entered into in the ordinary course of business, (2) licenses of commercially available, off-the-shelf or shrink-wrap computer software having a value less than $500,000, and (3) agreements entered into with the Company’s customers or prospective customers that do not materially differ from Company’s standard form agreements attached to Section 4.14(b) of the Disclosure Letter);
     (ix) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party and any other contract that compensates any person based on any sales by the Company or a Subsidiary;
     (x) all management contracts and contracts with other consultants (excluding contracts for employment or service), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;
     (xi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party; and
     (xii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time.
          (b) Except as would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement except to the extent they have previously expired in accordance with their terms, (ii) none of the Company or any Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Subsidiary is in breach or violation of, or default under, any Material Contract; (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
          SECTION 4.19. Customers and Suppliers. Section 4.19 of the Disclosure Letter sets forth a true and complete list of the Company’s top ten customers (based on the revenue from such customer during the 12-month period preceding the date of this Agreement). As of the date of this Agreement, no customer that accounted for more than five percent of the Company’s consolidated revenues during the 12-month period preceding the date of this Agreement and no material supplier of the Company and its Subsidiaries, (i) has cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term, (ii) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary, or (iii) to the Company’s knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services. Neither the Company nor any Subsidiary has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or a Subsidiary.
          SECTION 4.20. Company Products and Services. Each product manufactured, sold, leased or delivered by the Company or any Subsidiary has been in conformity in all material respects with all applicable contractual commitments and all express warranties, and neither the Company nor any Subsidiary has any material liabilities or obligations for replacement or repair thereof or other damages in connection therewith except as set forth on the 2007 Balance Sheet. Neither the Company nor any Subsidiary has any material liabilities or obligations arising out of any injury to persons or damage to tangible property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any Subsidiary.

          SECTION 4.21. Insurance. Section 4.21 of the Disclosure Letter sets forth, with respect to each insurance policy under which the Company or any Subsidiary is insured, a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.
          SECTION 4.22. Certain Business Practices. None of the Company, any Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.
          SECTION 4.23. Interested Party Transactions. No director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.18 of the Disclosure Letter; or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23.
          SECTION 4.24. Brokers; Schedule of Fees and Expenses. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co., pursuant to which such firm would be entitled to any payment relating to the Transactions. A good faith estimate, as of the date of this Agreement, of all third party fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions incurred or to be incurred or expected to be incurred by the Company or any Subsidiary in connection with this Agreement and the Transactions is set forth in Section 4.24 of the Disclosure Letter.
          SECTION 4.25. No Existing Discussions. As of the date of this Agreement, neither the Company nor any Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Transaction Proposal or a Superior Proposal.
          SECTION 4.26. Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote or consent of holders of securities of the Company which may be required to adopt this Agreement and the Transactions.

          SECTION 4.27. Opinion of Financial Advisor. The Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the $8.65 per Share to be received in the Offer and the Merger by the holders of the Shares, is fair from a financial point of view to the holders of such Shares (the “Fairness Opinion”). The Fairness Opinion has not been withdrawn or revoked or otherwise modified in any material respect.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
          As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:
          SECTION 5.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. All the issued and outstanding shares of capital stock of Purchaser are owned of record and beneficially by Parent.
          SECTION 5.02. Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.
          SECTION 5.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, and the consummation of the Transactions by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or other organizational documents of either Parent or Purchaser, (ii) assuming that all consents, approvals and other authorizations described in Section 5.03(b) have been obtained and that all filings and other actions described in Section 5.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any material property or material asset of either of them is affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any material property or material asset of either of them is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions, or otherwise prevent Parent or Purchaser from performing its obligations under this Agreement.
          SECTION 5.04. Financing. Parent has, as of the date hereof, and will have upon the expiration of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, and will make available to Purchaser at the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, sufficient funds to permit Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.
          SECTION 5.05. Offer Documents; Proxy Statement. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, the rules of NASDAQ and any other Laws.
          SECTION 5.06. Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
          SECTION 6.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Appointment Time (as defined in Section 7.03(c)), unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, be conducted only in, and the Company and the Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers, and other persons with which the Company or any Subsidiary has significant business relations; provided, however, that (1) the Company shall not be required to take any action pursuant to this Section 6.01 that would cause any representation or warranty of the Company set forth in this Agreement to be or become inaccurate unless Parent shall waive in writing such inaccuracy, and (2) no failure by the Company to take any action otherwise required by this Section 6.01 shall be deemed to constitute a breach of, or inaccuracy in, any of the representations and warranties of the Company set forth in this Agreement if and to the extent that Parent shall consent in writing to such failure pursuant to this Section 6.01. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Letter, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Appointment Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:
          (a) amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;
          (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares or units (if applicable) of any class of capital stock or other type of equity interests of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or units (as applicable) of such capital stock or other type of equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 6,628,083 Shares issuable pursuant to Company Stock Options and Company Stock Awards outstanding on the date hereof and the grant of a maximum of 71,310 Company Stock Awards and Company Stock Options to new

hires) or (ii) any assets (including Intellectual Property) of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;
     (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for the repurchase or reacquisition of securities in connection with the termination of service of any employee, director or consultant of the Company or any Subsidiary;
     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets (other than (A) any license of Intellectual Property to the Company and the Subsidiaries that is not material to the business of the Company and the Subsidiaries, taken as a whole, as currently conducted and (B) acquisitions of inventory and supplies that are consistent with past practice); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances (including loans or advances to any director, officer, employee, agent or consultant of the Company or any Subsidiary), except for advances of business expenses in the ordinary course of business and consistent with past practice), or grant any security interest in any of its assets (including Intellectual Property) except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize any capital expenditure in any manner not reflected in the capital budget of the Company attached as Section 6.01(e)(iv) of the Disclosure Letter; (v) renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company or its Subsidiaries or, after the Acceptance Time, Parent or its subsidiaries, or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);
     (f) hire additional employees, except hiring in the ordinary course of business and consistent with past practice, or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for such amendments as may be necessary or desirable to cause any such plan, agreement, trust, fund, policy or arrangement to comply with Section 409A of the Code so as to avoid the imposition of additional tax with respect thereto;

     (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;
     (h) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;
     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2007 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;
     (j) amend, modify or consent to the termination (which for the avoidance of doubt shall not include the expiration of any Material Contract in accordance with its terms) of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Subsidiary thereunder, in a manner adverse in any material respect to the Company;
     (k) commence or settle any material Action;
     (l) permit any material item of Company Registered Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Registered Intellectual Property;
     (m) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; or
     (n) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
ARTICLE VII
ADDITIONAL AGREEMENTS
     SECTION 7.01. Stockholders’ Meeting. (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable Law and the Company’s Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the “Stockholders’ Meeting”) and (ii) subject to applicable fiduciary obligations, (A) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such adoption. At the Stockholders’ Meeting, Parent and Purchaser shall cause all Shares then owned by them and their affiliates to be voted in favor of the adoption of this Agreement and the Transactions.

     (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares (including pursuant to the Merger Option), the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.
     SECTION 7.02. Proxy Statement. If approval of the Company’s stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall, with the assistance and approval of Parent, file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent and Purchaser, respectively, shall each promptly furnish the Company, in writing, all information concerning Parent and Purchaser that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Proxy Statement. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.
     SECTION 7.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares satisfying the Minimum Condition and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board), on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, at such time, promptly take all actions reasonably necessary to, upon Purchaser’s request, cause Purchaser’s designees to be elected or appointed as directors of the Company, including increasing the size of the Board or seeking and accepting the resignations of incumbent directors, or both. At such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by

Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors (or other similar body) of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law. Notwithstanding the foregoing, until the Effective Time, (A) the Board shall always have at least two (2) directors who were directors prior to the consummation of the Offer and who are not affiliated with Parent or Purchaser (such directors, the “Continuing Directors”); provided, however, that, if any Continuing Director resigns from the Board or is unable to serve due to death or disability or any other reason, the remaining Continuing Directors shall be entitled to elect or designate such resigning director’s successor to fill the vacancy, and such director shall be deemed to be a Continuing Director for purposes of this Agreement and (B) the Company shall use its reasonable best efforts to ensure that at least two members of each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company, shall remain members of such committee of the Board and of such boards and committees of the Subsidiaries. If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy or vacancies such that there shall be at least two Continuing Directors, who shall thereafter be deemed to be a Continuing Director for all purposes of and under this Agreement.
     (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply in writing to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.
     (c) Following the date on which a majority of the Company’s directors are designees of Purchaser (the “Appointment Time”), prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any agreement or consent to amend this Agreement by the Company, any extension by the Company of the time for the performance, or any waiver, of any of the obligations or other acts of Parent or Purchaser, any waiver of any of the Company’s rights, benefits or privileges hereunder, any determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the Transactions, or any approval of any other action by the Company that is reasonably likely to adversely affect the interests of the holders of Shares (other than Parent, Purchaser and their affiliates) with respect to the Transactions shall require the concurrence of a majority of the Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director).
     (d) Following the Appointment Time and until the Effective Time, Parent and Purchaser shall, with respect to each Continuing Director, cause the Company to maintain the policies of the Company in effect as of the date hereof with respect to the cash compensation of the Company’s directors, the Company’s directors and officers’ insurance and the reimbursement of travel and other reasonable expenses relating to or arising out of the performance of their services as Continuing Directors of the Company.

     SECTION 7.04. Access to Information; Confidentiality. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and Representatives of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information (“Company Data”) as Parent or Purchaser, through its officers, employees or agents, may reasonably request (it being agreed that the Company and its Subsidiaries shall not be required to furnish any Company Data in any format in which such Company Data did not exist prior to the request therefor by Parent or Purchaser); provided, however, the Company may restrict such access to the extent that (A) any Law, applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit such access, or (B) such access would otherwise be in breach of any confidentiality obligation in any agreement or contract or other obligation by which the Company or any of its Subsidiaries is bound.
     (b) All information obtained by Parent or Purchaser pursuant to this Section 7.04 shall be kept confidential in accordance with a confidentiality agreement, dated November 14, 2007 (the “Confidentiality Agreement”), between Parent and the Company.
     (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.
     SECTION 7.05. No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will not authorize or permit its and its Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary (such agents, advisors and other representatives, each, a “Representative” and collectively, “Representatives”)) to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information) the making, submission or announcement of any Transaction Proposal or (ii) enter into or maintain or continue discussions or negotiations with any person or entity with respect to or in order to obtain a Transaction Proposal, or (iii) agree to, approve, endorse or recommend any Transaction Proposal or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Transaction Proposal (except, with respect to clause (iii), to the extent specifically permitted pursuant to the provisions of Section 7.05(c)). The Company shall notify Parent as promptly as practicable (and in any event within one (1) business day after the Company attains knowledge thereof), orally and in writing, if any Transaction Proposal, or any inquiry or contact with any person with respect thereto, is made, specifying the material terms and conditions thereof and the identity of the party making such Transaction Proposal (including any material amendments or proposed material amendments thereto). The Company shall, and shall direct its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Transaction Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality agreement to which it is a party and the Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of making any Transaction Proposal, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary and, if requested by Parent, to promptly enforce such person’s obligation to do so.
     (b) Notwithstanding anything to the contrary in this Section 7.05, at any time prior to the Acceptance Time, the Company and its Subsidiaries’ directors, officers, employees and their respective Representatives may take any of the following actions with respect to a person who, after the date of this Agreement, has made a written, bona fide Transaction Proposal not solicited in violation of Section 7.05(a) or the exclusivity agreement, dated November 14, 2007 (the “Exclusivity Agreement”), between Parent and the Company (it being understood that a Transaction Proposal made by a person prior to the date of this Agreement without further action by such person shall not be considered to be made after the date of this Agreement), but only if, prior to furnishing such information or entering into such discussions, the Board has (A) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such proposal or offer constitutes, or is reasonably likely to result in, a Superior Proposal, (B) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Transaction Proposal, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law, (C) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least 24 hours prior to taking any such action, and (D) obtained from such person an executed confidentiality agreement on terms with respect to confidential information that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement):
     (i) furnish nonpublic information to such third party making the Transaction Proposal and its employees and Representatives; provided, however, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making the Transaction Proposal or employee or Representative thereof if such information was not previously provided or made available to Parent; and
     (ii) engage in discussions or negotiations with such third party and its employees and Representatives with respect to the Transaction Proposal.
     (c) Except as set forth in this Section 7.05(c), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction, (ii) take any action to make the provisions of Section 203 of the DGCL inapplicable to any transaction other than the Transactions or (iii) approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Transaction Proposal (any such action listed in (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, if the Board determines, in its good faith judgment prior to the time of acceptance for payment of Shares pursuant to the Offer (the “Acceptance Time”) and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that the failure to make such a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law, the Board may make a Change of Recommendation, but only if, prior to making such Change of Recommendation, (i) the Board provides written notice to Parent (a “Notice of Change of Recommendation”) advising Parent that it intends to effect a Change of Recommendation and the manner in which it intends to do so (it being understood and agreed that the Company shall not make any such Change of Recommendation unless (A) in the event that the Company shall have previously received a Superior Proposal, four (4) business days shall have elapsed since Parent’s receipt of such Notice of Change of Recommendation or (B) in the event that the Company shall not have previously received a Superior Proposal, three (3) business days shall have elapsed since Parent’s receipt of such Notice of Change of Recommendation) and (ii) if the Board shall have previously received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, providing to Parent copies of the definitive forms of all agreements pertaining to such Superior Proposal; provided, however, that the Board shall not make any Change of Recommendation unless (i) prior to making such Change of Recommendation, the Board determines, after taking into account any modifications to the terms of the Transactions that are proposed by Parent within three (3) or four (4) business days of Parent’s receipt of the Notice of Change of Recommendation, that a failure to make such Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (ii) if the Board shall have previously received a Superior Proposal, the Company simultaneously terminates this Agreement in accordance with Section 9.01(d)(ii) (and pays to Parent the Fee in accordance with Section 9.03 and enters into an agreement with respect to a Superior Proposal). The Company agrees that during the three (3) or four (4) business day period prior to its effecting a Change in Recommendation, the Company and its employees, officers, directors shall, and the Company shall direct its Representatives to, negotiate in good faith with Parent and its employees, officers, directors and Representatives regarding any revisions to the terms of the Transactions that are proposed by Parent.
     (d) For purposes of this Agreement:
          “Transaction Proposal” means any proposal or offer (including, without limitation, any offer or proposal to the Company’s stockholders) that relates to any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Subsidiary; or (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Subsidiary.

          “Superior Proposal” means an unsolicited written bona fide offer, which did not result from a breach of Section 7.05, made by a third party to consummate any Transaction Proposal (i) that the Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), to be (A) more favorable to the Company’s stockholders from a financial point of view than the Offer and Merger and (B) reasonably likely to be consummated on the terms so proposed, taking into account all relevant financial, regulatory, legal and other aspects of such proposal, including any conditions, and (ii) for which financing, to the extent required, is then committed; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Transaction Proposal shall be deemed to be references to “50%”.
     (e) Nothing in this Section 7.05 shall prohibit the Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if the Board determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that failure to so disclose such position would constitute a violation of applicable Law; provided that any Change of Recommendation shall be governed by the terms of this Agreement, including Section 7.05(c).
     SECTION 7.06. Employee Benefits Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees, consultants, or directors of the Company or any Subsidiary. Following the Effective Time, Parent shall give each Company employee credit for prior service with the Company or its Subsidiaries, including predecessor employers, for purposes of (i) eligibility and vesting under any employee benefit plan of Parent or its applicable subsidiary in which such employee becomes eligible to participate at or following the Effective Time, and (ii) determination of benefits levels under any vacation or severance plan of Parent or its subsidiaries in which such employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable Plan, service shall be credited solely to the extent that such crediting will not result in the duplication of benefits. Parent shall give credit under those of its and its subsidiaries’ welfare benefit plans in which Company employees and their eligible dependents become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Company employees and their eligible dependents, in respect of the plan year in which the Effective Time occurs or the plan year in which such individuals are transitioned to such plans from the corresponding Plans, and Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable, except as would also be applicable under the corresponding Plans, to Company employees and their eligible dependents under the employee heath plans of Parent and its subsidiaries, including medical, dental, vision and prescription drug plans, in which such individuals become eligible to participate at or following the Effective Time.
     SECTION 7.07. Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, Parent and the Surviving Corporation will maintain in effect in all respects the current obligations of the Company pursuant to any indemnification agreements between the Company and its directors, officers and employees (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the Certificate of Incorporation and By-Laws as in effect on the date hereof. The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are no less favorable to the Indemnified Parties than are set forth in the Certificate of Incorporation and By-Laws of the Company, in each case as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
     (b) Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 250% of the current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $905,063 in the aggregate); provided, however, that, if the annual premiums for such insurance exceed such amount or in the event of an expiration, termination or cancellation of such current policies, the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums; provided, further that Parent and the Surviving Corporation may satisfy its obligations under this Section 7.07(b) by obtaining, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which, including coverage, amount and creditworthiness of the issuer, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 7.07(b). In such event, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.07(b) for such six-year period; provided that in no event shall the Surviving Corporation pay a premium for such “tail” policy that in the aggregate exceeds $2,000,000 (it being understood that the Surviving Corporation may nevertheless acquire a “tail” policy providing such coverage as may be obtained for such $2,000,000 amount). In the event that Parent or Purchaser shall not have purchased any such “tail” policy from an insurance provider of national reputation that is not affiliated with Parent at least 3 business days prior to the Effective Time, the Company shall be entitled to purchase, on behalf of the Surviving Corporation, such “tail” policy, provided that in no event shall the Company pay a premium for such “tail” policy that in the aggregate exceeds $2,000,000.
     (c) In the event Parent, the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving

Corporation, as the case may be, or, with respect to the Surviving Corporation, at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.07.
     (d) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.07.
     (e) This Section 7.07 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns.
     SECTION 7.08. Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, provided that, solely in the case of the Company, such notice shall be required to be given only if as a result of the matters to be described in such notice the condition set forth in clause (e) of Annex A would not be satisfied and, solely in the case of Purchaser and Parent, such notice shall be required to be given only if the matters to be described in such notice would prevent or materially delay Purchaser or Parent from consummating any of the Transactions; provided further that any such notice by the Company shall not be deemed to have qualified or modified the representations and warranties of the Company contained in this Agreement for the purposes of determining whether the conditions specified in Annex A have been satisfied and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, provided that, solely in the case of the Company, such notice shall be required to be given only if as a result of the matters to be described in such notice the condition set forth in clause (f) of Annex A would not be satisfied and, solely in the case of Purchaser and Parent, such notice shall be required to be given only if the matters to be described in such notice would prevent or materially delay Purchaser or Parent from consummating any of the Transactions, and (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, which would cause the condition set forth in clause (d) of Annex A to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     (b) Each party to this agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party a reasonable opportunity to review in advance any proposed substantive communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the reasonable opportunity to attend at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate reasonably with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
     SECTION 7.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and (ii) use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Purchaser be obligated to, and the Company and its Subsidiaries shall not agree with any Governmental Authority without the prior written consent of Parent, to divest or hold separate, or enter into any licensing or similar arrangement with respect to, all or any portion of the business or assets (whether tangible or intangible) of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole.
     (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
     SECTION 7.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as to any statement permitted by Section 7.05(c) and as may be required by Law or the rules or regulations of any United States or non-United States securities exchange. The parties have agreed upon the form of a joint press release announcing the Offer and the execution of this Agreement.
     SECTION 7.11. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the Transactions, including any dispositions of the Shares by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     SECTION 7.12. State Takeover Statute. The Company and the Board shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other Transactions contemplated by this Agreement and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other Transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Merger and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement.
     SECTION 7.13. Rights Agreement. The Board shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement prior to the termination of this Agreement unless such action is taken in connection with the termination of this Agreement pursuant to Section 9.01(d)(ii). Prior to the termination of this Agreement pursuant to Section 9.01, the Company shall not amend, and the Board shall not take any action to amend, the Rights Plan such that clauses (a) and (b) of Section 4.17 of this Agreement become untrue.
     SECTION 7.14. Fairness Opinion. The Company shall make available to Parent a written copy of the Fairness Opinion as promptly as reasonably practicable after the Company receives a written copy of the Fairness Opinion from Goldman, Sachs & Co.
ARTICLE VIII
CONDITIONS TO THE MERGER
     SECTION 8.01. Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
     (a) Stockholder Approval. If and to the extent required by the DGCL and the Certificate of Incorporation of the Company, this Agreement and the Merger shall have been adopted by the affirmative vote of the stockholders of the Company;
     (b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and
     (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Acceptance Time by action taken or authorized by the Board of the Company or the Supervisory Board of Parent, notwithstanding any requisite adoption of this Agreement and the Transactions by the stockholders of the Company:
     (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors or the Supervisory Board, as the case may be, of Parent, Purchaser and the Company; or
     (b) By any of Parent, Purchaser or the Company if (i) the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser (or Parent on Purchaser’s behalf) having accepted for payment any Shares pursuant to the Offer on or before March 15, 2008 (the “Initial Termination Date”); provided, however, that in the event that the condition set forth in clause (ii) of the first paragraph of Annex A shall not have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until May 15, 2008 (the “Extended Termination Date”); and provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger, which injunction, order, decree or ruling is final and nonappealable; or
     (c) By Parent, if
     (i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, such that the condition to the Offer set forth in clauses (e) or (f) of Annex A, respectively, would not be satisfied and such breach or inaccuracy is not cured by the Company within 45 calendar days following receipt of written notice from Parent of such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(c)(i) if such breach or inaccuracy by the Company is cured within such period); or
     (ii) prior to the Acceptance Time, the Board or any committee thereof shall have approved or recommended a Change of Recommendation or resolved to do so; or
     (iii) prior to the Acceptance Time, the condition to the Offer set forth in clause (d) of Annex A would not be satisfied and the failure of such condition to be satisfied is not cured by the Company within 45 calendar days following receipt of written notice from Parent of the failure of such condition to be satisfied (it being understood that Parent may not terminate this Agreement pursuant to this

Section 9.01(c)(iii) if the Company cures the failure of such condition within such period); or
     (d) By the Company, if
     (i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement, or (B) that any representation or warranty of Parent or Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, but only to the extent that such breach or inaccuracy (i) would prevent or materially delay the ability of Parent or Purchaser to consummate the Transactions and (ii) is not cured by Parent or Purchaser, as the case may be, within 45 calendar days following receipt of written notice from the Company of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(d)(i) if such breach or inaccuracy by Parent or Purchaser is cured within such period); or
     (ii) it makes a Change of Recommendation in order to enter into an agreement for a Superior Proposal; provided that it has theretofore complied with Section 7.05(c).
     SECTION 9.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any intentional and material breach hereof prior to the date of such termination; provided, however, that Section 2.02(c)(ii) and Article X of this Agreement and the Confidentiality Agreement shall survive any termination of this Agreement.
     SECTION 9.03. Fees and Expenses.
     (a) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(d)(ii) or by Parent or Purchaser pursuant to Section 9.01(c)(ii), the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent a fee of $11,650,000 (the “Fee”) by wire transfer of immediately available fund to an account or accounts designated in writing by Parent.
     (b) In the event that:
     (i) this Agreement is terminated by Parent, Purchaser or the Company pursuant to Section 9.01(b)(i) or by Parent pursuant to Section 9.01(c)(i);
     (ii) at the time of such termination, the Company shall have breached any of its covenants or agreements in Section 7.05 or shall have intentionally and materially breached (A) any other covenant or agreement of the Company in this Agreement or (B) any representation or warranty of the Company in this Agreement;

     (iii) at the time of such termination, Parent and Purchaser shall have complied, in all material respects, with their respective obligations under this Agreement;
     (iv) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a third party shall make a Transaction Proposal and shall not have withdrawn such Transaction Proposal; and
     (v) within twelve (12) months following the termination of this Agreement, either a Transaction Proposal is consummated or the Company enters into a definitive agreement providing for a Transaction Proposal and such Transaction Proposal is later consummated, then the Company shall pay to Purchaser the Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser, within two (2) business days after demand by Parent.
     (c) In the event that:
     (i) this Agreement is terminated by Parent, Purchaser or the Company pursuant to Section 9.01(b)(i);
     (ii) at the time of such termination, all conditions to the Offer, other than the Minimum Condition, are satisfied;
     (iii) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a third party shall publicly make a Transaction Proposal and shall not have publicly withdrawn such Transaction Proposal;
     (iv) within twelve (12) months following the termination of this Agreement, either a Transaction Proposal is consummated or the Company enters into a definitive agreement providing for a Transaction Proposal and such Transaction Proposal is later consummated, then the Company shall pay to Purchaser the Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser, within two (2) business days after demand by Parent.
     (d) All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.
     (e) The Company acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement and that any amounts payable pursuant to this Section 9.03 do not constitute a penalty. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 9.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 9.03, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 9.03 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The Company shall not be required to pay the Fee to Parent and Purchaser more than once.
     SECTION 9.04. Amendment. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their boards of directors or Supervisory Board, as the case may be, at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     SECTION 9.05. Waiver. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may to the extent legally allowed (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
     if to Parent or Purchaser:
STMicroelectronics N.V.
Chemin du Champ-des-Filles, 39
1228 Plan-les-Ouates
Geneva, Switzerland
Attention: Pierre Ollivier, Group Vice President and General Counsel
Telephone: + 41 22 929 58 76
Facsimile: + 41 22 929 59 06

and a copy to (which shall not constitute notice to Parent or Purchaser):
STMicroelectronics
1310 Electronics Drive
Mail Station 2346
Carollton, Texas 75006
Attention: Steven K. Rose, Vice President, Secretary and General Counsel
Telephone: (972) 466-6412
Facsimile: (972) 466-7044
     with a copy to:
Shearman & Sterling LLP
525 Market Street
San Francisco, California 94105
Facsimile: (415) 616-1199
Attention: John D. Wilson
     if to the Company:
Genesis Microchip Inc
2525 Augustine Drive
Santa Clara, California 95054
Facsimile: (408) 986-9655
Attention: Jeffrey Lin, General Counsel
     with a copy to:
Wilson Sonsini Goodrich & Rosati
1301 Avenue of the Americas, 40th Floor
New York, New York 10019
Facsimile: (212) 999-5899
Attention: Selim Day
     and:
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile: (650) 493-6811
Attention: Bradley L. Finkelstein
     SECTION 10.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.03. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     SECTION 10.04. Parties in Interest. Except as expressly provided for in Section 7.07, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in Section 7.07, respectively.
     SECTION 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     SECTION 10.06. No Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Appointment Time or, except as otherwise provided in Section 9.02, upon the termination of this Agreement pursuant to Section 9.01, as the case may be. The covenants and agreements in this Agreement shall terminate at the Effective Time; provided that any covenant or agreement in this Agreement which contemplates performance after the Effective Time, including, without limitation, the covenants contained in Article III and Sections 7.07 and 9.03, shall survive the Effective Time in accordance with this Agreement.
     SECTION 10.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
     SECTION 10.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 10.10. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.10.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STMICROELECTRONICS N.V.
By	/s/ Carlo Bozotti
Title: President and Chief Executive Officer

SOPHIA ACQUISITION CORP.
By	/s/ Archibald Malone
Title: President

GENESIS MICROCHIP INC.
By	/s/ Elias Antoun
Title: President and Chief Executive Officer

ANNEX A
Conditions to the Offer
          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act or the Foreign Antitrust Laws set forth on Schedule A of the Disclosure Letter shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing:
     (a) there shall have been instituted or be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, the purchase of Shares pursuant to the Merger Option or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to divest or hold separate, or enter into any licensing or similar arrangement with respect to, all or any portion of the business or assets (whether tangible or intangible) of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or the Merger Option or otherwise on all matters properly presented to the Company’s stockholders, including, without limitation, the adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would have a Material Adverse Effect;
     (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;
     (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (A) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (B) any Transaction, by any United States or non-United States legislative body or Governmental

Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act or Foreign Antitrust Laws to the Offer or the Merger, that is reasonably likely to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;
     (d) any Material Adverse Effect shall have occurred since the date of this Agreement;
     (e) (i) the representations and warranties of the Company contained in Section 4.03(a) shall not be true and correct (except for inaccuracies regarding the number of Shares, Company Stock Options or Company Stock Awards that in the aggregate are less than 0.5% of the outstanding Shares on a Fully Diluted Basis as of the date of this Agreement) or (ii) the representations and warranties of the Company contained in Section 4.14 shall not be true and correct in all material respects (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) or (iii) the representations and warranties of the Company contained in any other Section of the Agreement shall not be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), in each of cases (i), (ii) and (iii), as of the date of the Agreement and as of the date of determination as though made on the date of determination (except to the extent that such representation or warranty expressly relates to a specified date, in which case as of such specified date), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct in all material respects as of such dates is not material to the business of the Company and the Subsidiaries as currently conducted, taken as a whole, and in the case of clause (iii), where the failure of such representations and warranties to be true and correct as of such dates, has not had a Material Adverse Effect;
     (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;
     (g) this Agreement shall have been terminated in accordance with its terms; or
     (h) the Company shall not have furnished Parent immediately prior to the expiration of the Offer with a certificate signed on the Company’s behalf by its Chief Executive Officer or Chief Financial Officer attesting to the conditions set forth in items (e) and (f) of this Annex A, and which, in the reasonable and good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.
          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.